Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Peabody Energy Corporation for the offer to exchange $1,518,821,000 of 6.00% Senior Notes due 2018 and $1,339,644,000 of 6.25% Senior Notes due 2021 and to the incorporation by reference therein of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation, and the effectiveness of internal control over financial reporting of Peabody Energy Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

                                                                      /s/Ernst & Young LLP

St. Louis, Missouri

August 3, 2012